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                                                                 EXHIBIT (a)(11)


               TO PARTICIPANTS OF THE UNISOURCE WORLDWIDE, INC.
                DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN:

National City Bank ("NCB") serves as Administrator and Participant Agent for the Unisource Worldwide, Inc. Dividend Reinvestment and Share Purchase Plan (the "Plan").

As a holder of shares of Unisource Worldwide, Inc. common stock, par value $.001 per share (the "Shares"), you have previously received an Offer to Purchase, dated May 28, 1999 (the "Offer to Purchase"), the related blue Letter of Transmittal and associated tender offer materials in connection with the offer (the "Offer") by Atlanta Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Georgia-Pacific Corporation, a Georgia corporation, to purchase all outstanding Shares at a price per Share of $12.00, net to the seller in cash, without interest. Any Shares held by NCB on your behalf in the Plan may be tendered by NCB pursuant to your instruction. The Offer is scheduled to expire at 12:00 Midnight, New York City time, on June 25, 1999, unless the Offer is extended.

To instruct NCB to tender Shares held in your Plan account, including any Shares purchased for you with the June 10, 1999 dividend, and to deliver those Shares to the Depositary for the Offer (First Chicago Trust Company of New York), please complete this form and return it to NCB in the envelope provided prior to June 23, 1999 so that NCB can properly tender such Shares prior to the June 25, 1999 expiration date.

Please do not send any physical stock certificates to NCB. Any physical stock certificates you hold and wish to be tendered should be sent directly to the aforementioned Depositary with the blue Letter of Transmittal previously sent to you. Even if you already signed and returned the Letter of Transmittal, you must complete this form and return it to NCB as this form will serve as confirmation of your tender of your Shares held in the Plan and as authorization for NCB to deliver those Shares to the Depositary.

If you have any questions with regard to your Dividend Reinvestment Plan account, please call NCB's reinvestment service staff at 1-800-622-6757.

If you have not received the Offer to Purchase, the blue Letter of Transmittal or associated tender offer materials, please call D. F. King & Co., Inc. at 1-800-488-8095.

Shareholder Name and Address       [ ] Please tender all shares held in
                                       my Plan account, including any
                                       shares purchased on my behalf
                                       with the June 10, 1999 dividend.

                                   [ ] Please tender only_____________
                                       shares held in my Plan account.

                                   [ ] Do not tender any shares held in
                                       my Plan account.


                                        ______________________________
                                                    Date:

                                        ______________________________
                                                 Signature(s):

                                        ______________________________
                                           (Joint Owner Signature):




(If you are signing in a representative capacity, please state that capacity and provide supporting documentation.)